CITIBANK, N.A.
                                 111 Wall Street
                            New York, New York 10043

                                                         As of November 25, 2003

The News Corporation Limited
2 Holt Street
Sydney NSW
Australia 2001
Attention: Corporate Secretary

           The News Corporation Limited - Direct Registration System for ADSs evidenced by Ordinary Shares

Ladies and Gentlemen:

            Reference is made to the Amended and Restated Deposit Agreement, dated as of October 29, 1996 (the "Deposit Agreement"), by and among The News Corporation Limited (the "Company"), Citibank, N.A., as Depositary (the "Depositary"), and all Holders from time to time of American Depositary Receipts ("ADRs") evidencing American Depositary Shares ("ADSs") issued thereunder, each ADS representing four Ordinary Shares (the "Shares") of the Company. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

            The purpose of this letter agreement is to supplement the Deposit Agreement to enable the establishment by the Depositary of a "direct registration system" (the "DR System") for ADSs and the issuance by the Depositary of "uncertificated ADSs" as part of the DR System. In order to enable such issuance of "uncertificated ADSs", the Company and the Depositary agree as follows:

      1. Notwithstanding any provision of the Deposit Agreement, the Depositary may, at any time and from time to time, issue ADSs that are not evidenced by ADRs (such ADSs, the "Uncertificated ADSs", and the ADSs evidenced by ADRs, the "Certificated ADSs");

      2. Uncertificated ADSs shall not be represented by any instrument(s) but shall be evidenced only by the registration of "uncertificated securities" on the books and records of the Depositary maintained for such purpose. Any reference to Holders of ADR(s) or ADS(s) in the Deposit Agreement shall, in the context of the Uncertificated ADSs, refer to the person(s) in whose name the Uncertificated ADSs are registered on the books of the Depositary maintained for such purpose;

      3. Holders of Uncertificated ADSs that are not subject to any registered pledges, liens, restrictions or adverse claims, of which the Depositary has written notice at such time, shall at all times have the right to exchange the Uncertificated ADSs (or any portion thereof) for Certificated ADSs of the same type and class, subject in each case to applicable laws and any rules the Depositary may establish in respect of the Uncertificated ADSs;

      4. Holders of Certificated ADSs shall, so long as the Depositary maintains the DR System for the ADSs, have the right to exchange the Certificated ADSs (or any portion thereof) for Uncertificated ADSs upon (i) the due surrender of the Certificated ADSs to the Depositary for such purpose, and (ii) the presentation of a written request to such effect to the Depositary, subject in each case to
(a) all liens and restrictions noted on the ADR evidencing the Certificated ADS(s) and all adverse claims of which the Depositary then has written notice,
(b) the terms of the Deposit Agreement (as supplemented by this letter agreement) and the rules that the Depositary may establish from time to time for such purposes thereunder, and (c) applicable law;

      5. Uncertificated ADSs shall in all material respects be identical to Certificated ADSs of the same type and class, except that (i) no ADR(s) shall be, nor shall need to be, issued to evidence Uncertificated ADSs, (ii) Uncertificated ADSs shall, subject to the terms of the Deposit Agreement (as supplemented by this letter agreement), be transferable upon the same terms and conditions as uncertificated securities under New York law, (iii) each Holder's ownership of Uncertificated ADSs shall be recorded on the books and records of the Depositary maintained for such purpose and evidence of such Holder's ownership shall be reflected in periodic statements provided by the Depositary to each such Holder in accordance with applicable law, (iv) the Depositary may from time to time, upon notice to the Holders of Uncertificated ADSs affected thereby, establish rules and amend or supplement existing rules, as may be deemed reasonably necessary to maintain the DR System and for the issuance of Uncertificated ADSs on behalf of Holders, provided that such rules do not conflict with the terms of the Deposit Agreement (as supplemented by this letter agreement) and applicable law, (v) the Holder of Uncertificated ADSs shall not be entitled to any benefits under the Deposit Agreement (as supplemented by this letter agreement) and such Holder's Uncertificated ADSs shall not be valid or enforceable for any purpose against the Depositary or the Company unless such Holder is registered on the books and records of the Depositary maintained for such purpose, (vi) the Depositary may, in connection with any deposit of Shares resulting in the issuance of Uncertificated ADSs and with any transfer, pledge, release and cancellation of Uncertificated ADSs, require the prior receipt of such documentation as the Depositary may reasonably request, and (vii) upon termination of the Deposit Agreement (as supplemented by this letter agreement), the Depositary shall not require Holders of Uncertificated ADSs to affirmatively instruct the Depositary before remitting proceeds from the sale of the Deposited Securities represented by such Holders' Uncertificated ADSs under the terms of
Section 6.02 of the Deposit Agreement;

      6. When issuing ADSs under the terms of the Deposit Agreement, including, without limitation, issuances pursuant to Sections 4.03 and 4.04 thereof, the Depositary may in its discretion determine to issue Uncertificated ADSs rather than Certificated ADSs, unless otherwise specifically instructed in writing by the applicable Holder to issue Certificated ADSs;

      7. Holders of Uncertificated ADSs may request the sale of ADSs through the Depositary, subject to the terms and conditions generally applicable to the sale of ADSs through the Depositary. A copy of the terms and conditions as in effect on the date hereof is attached hereto as Exhibit A. Holders of Uncertificated ADSs requesting the sale of all or a portion of such Uncertificated ADSs will be charged fees for the processing of such sale (currently consisting of a service fee of $15.00, plus a processing fee of $0.12 per Uncertificated ADS sold). Fees may be changed at any time and will be deducted from the proceeds of the sale of Uncertificated ADSs;

      8. Uncertificated ADSs will be eligible for participation in The News Corporation Limited Dividend Reinvestment Plan for Holders of American Depositary Receipts (the "Plan") and any ADSs issued pursuant to the Plan may, at the discretion of the Depositary, be issued in the form of Uncertificated ADSs. The terms of this letter agreement shall be deemed to supplement that certain Dividend Reinvestment Plan Servicing Agreement, dated as of March 22, 1999, between the Company and the Depositary in order to (i) enable the Depositary to make the terms of the Plan available to the Holders of Uncertificated ADSs, and (ii) permit the Depositary to issue Uncertificated ADSs, in its discretion, pursuant to the Plan;

      9. All provisions and conditions of the Deposit Agreement shall apply to Uncertificated ADSs to the same extent as to Certificated ADSs, except as contemplated herein. The Depositary is authorized and directed to take any and all actions, and establish any and all procedures, deemed reasonably necessary to give effect to the terms hereof. Any references in the Deposit Agreement or any ADR(s) to the terms "American Depositary Share(s)" or "ADS(s)" shall, unless the context otherwise requires, include Certificated ADS(s) and Uncertificated ADS(s), individually or collectively, as the context may require;

      10. Except as set forth herein and except as required by applicable law, the Uncertificated ADSs shall be treated as ADSs issued and outstanding under the terms of the Deposit Agreement (as supplemented by this letter agreement). In the event that, in determining the rights and obligations of parties to the Deposit Agreement (as supplemented by this letter agreement) with respect to any Uncertificated ADSs, any conflict arises between (a) the terms of the Deposit Agreement and (b) the terms hereof, the terms and conditions set forth herein shall be controlling and shall govern the rights and obligations of the parties to the Deposit Agreement pertaining to the Uncertificated ADSs; and

      11. This letter agreement shall be interpreted under, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York without regard to the principles of choice of law thereof.

      In addition, the Company and the Depositary agree that (i) the terms hereof supplement the Deposit Agreement, and do not prejudice any substantial existing rights of Holders of ADSs and, as a result, notice may but does not need to be given of the terms hereof to Holders of ADSs, (ii) the Company shall attach an execution copy hereof to the next Registration Statement on Form 20-F to be filed by the Company, and (iii) the Company and the Depositary may make reference to the terms hereof in, or attach an executed copy hereof to, the next Registration Statement on Form F-6 to be filed with the Securities and Exchange Commission in respect of the ADSs.

                  [Remainder of page intentionally left blank]

                                                 CITIBANK, N.A.,
                                                   as Depositary


                                                 By: /s/ Thomas M. Crane
                                                     ---------------------------
                                                     Name:  Thomas M. Crane
                                                     Title: Vice President
                                                     Date:

Acknowledged and Agreed:

The News Corporation Limited


By: /s/ Arthur Siskind
    -----------------------------
    Name:  Arthur Siskind
    Title:
    Date:

                                    EXHIBIT A

                              Terms and Conditions

                                 Citigroup[LOGO]

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                               DIRECT REGISTRATION

                     THE NEW STANDARD IN AMERICAN DEPOSITARY
                             RECEIPT (ADR) OWNERSHIP

The Direct Registration System (DRS) is a service within the securities industry that allows your American Depositary Shares (ADSs) representing shares of a designated company to be held in your name and tracked electronically. You retain full ownership of your ADSs, without having to hold a certificate (ADR). Similar to a safekeeping account, you will have an account number and receive statements that detail your account activity and your ADS balance. This paperless form of American Depositary Share ownership is commonly referred to as "book-entry" because your ADSs are accounted for on the books or records of the Depositary for ADSs. Citibank is the Depositary responsible for your ADSs.

ADSs held in book-entry have all the traditional rights and privileges as ADSs held in certificate (ADR) form. You will receive all corporate communications, dividends, annual reports and proxy materials directly from the Depositary. Plus, by keeping your ADSs in book-entry, you don't have to worry about protecting your certificates from loss, theft, or destruction. Book-entry ownership also allows for convenient electronic ADS transactions, such as ownership transfers, sales, and moving ADSs to or from a broker.

Since being introduced in 1996, book-entry ownership through the DRS has become the industry standard. It is aligned with the strategic direction of the U.S. securities industry and has been approved by the Securities and Exchange Commission and the stock exchanges. Book-entry ownership provides for more streamlined processing within the securities industry, and reduces the overall cost. Not all publicly traded ADSs are currently eligible for Direct Registration.

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(C)2003 Citigroup. All rights reserved.
CITIBANK, CITIGROUP and the Umbrella Device are trademarks and service marks of Citicorp or its affiliates and are used and registered throughout the world.

                           FREQUENTLY ASKED QUESTIONS

Can I convert my certificated ADSs into book-entry ADSs?

Yes, you can convert your ADSs held in certificate (ADR) form into book-entry ADSs by mailing your certificates to Citibank together with a letter of instruction. The certificates should not be endorsed. By depositing your ADSs in book-entry, you will eliminate the risk of loss or theft of your certificates.

Certificates should be sent to Citibank at the address below by registered mail with return receipt requested and insured for 2% of the market value, with a minimum of $20.00. This amount represents the replacement cost that will be charged to you if your certificates are lost in transit to Citibank. Send your certificates to Citibank, P.O. Box 43082, Providence, RI 02940-3082.

Does holding ADSs in book-entry have an effect on my dividends?

No. Your dividends will not be affected by holding ADSs in book-entry form, whether your account is set-up for dividends to be reinvested or paid to you by check or by direct deposit.

When will I receive statements?

You will receive a statement or confirmation detailing any activity affecting your book-entry ADSs shortly after a transaction has taken place. You may also receive statements at other points in time. Plus, you can contact Citibank customer service and request a statement. It is important to keep your statements for tax purposes.

How do I transfer ownership of my book-entry ADSs?

The requirements for transferring ownership of book-entry ADSs are the same as for certificated ADSs. In order to complete a transfer, you must submit written instructions and proper documentation, along with a Medallion Guarantee. For more information, or to request a Transfer of Ownership Form, please call Citibank customer service at the number appearing on your statement.

Is it possible to move ADSs from my broker to a book-entry account at Citibank?

Yes. Your broker can move ADSs electronically from your brokerage account to either a new or an existing account at Citibank. Please contact your broker for more information.

Can I get a certificate for my ADSs?

Yes, you can request a certificate for all or a portion of your whole ADSs by calling Citibank at 1-800-569-4715 using a touch-tone telephone and selecting the option "to issue shares" or by sending a written request to Citibank. Please allow seven to ten business days for the certificate to be printed and delivered by first class mail. If you choose to have a certificate issued for all of your book-entry ADSs, any fractional ADS you may own at that time will be sold and you will receive a check for the sale proceeds of that fractional ADS less any applicable fees as noted below. Citibank recommends that your certificates be placed in a safety deposit box in a secure financial institution. If the certificates are accidentally lost, there is a surety bond fee of 2% of the current market value as of the time the ADSs are reported lost, or a minimum $20.00 flat fee, for ADSs with market value under $1,000. If you are planning to sell your ADSs, Citibank offers the sales facility as noted before.

Can I sell my book-entry ADSs through Citibank?

Yes, you can request the sale of all or a portion of your book-entry ADSs through Citibank by calling Citibank at 1-800-569-4715 using a touch-tone telephone and selecting the option "to sell shares" or by sending a written request to Citibank. A service fee of $15.00 plus a processing fee, currently at $0.12 per each whole ADS and fraction sold, will be charged for each sale. The processing fee includes any applicable brokerage commissions Citibank is required to pay. The fees will be deducted from the sale proceeds and a check for the net proceeds will be mailed to you. Sales orders will be processed in accordance with the "Terms and Conditions" described on the following page. Any account with an uncertified U.S. Social Security Number or U.S. Taxpayer Identification Number will be subject to backup withholding.

How do I deliver my book-entry ADSs to my broker?

Your book-entry ADSs can be moved to your brokerage account electronically through the DRS. If your broker does not participate in the DRS, you will have to request physical certificates, and then deliver the physical certificates to your broker. If your broker does participate in the DRS, you will need to supply your broker with specific information about your book-entry account at Citibank in order for your broker to move your ADSs. The information you will need is printed on your statement. Please contact your broker for more information.

Can I still sell ADSs through my broker?

Yes, you can still sell ADSs through your broker. First, your ADSs must be delivered to your broker. Please read the instructions immediately above to move ADSs to your broker.

Whom should I contact if I have additional questions?

If you have any additional questions on your book-entry ADSs or require other assistance, please call Citibank at the number appearing on your statement.

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                     SALES ORDER PROCESSING THROUGH CITIBANK

                              TERMS AND CONDITIONS

1. Citibank, N.A. (Citibank) will act as an independent sales order service agent for holders of American Depositary Shares (ADSs) pursuant to these Terms and Conditions.

2. Citibank, in accordance with your authorization, will sell all or a portion of the whole and fractional ADSs credited to your book-entry account at any time, upon request. The authorization to sell includes an authorization to transfer your ADSs as necessary to complete the sale, including transferring ADSs to a nominee account of Citibank and to Citibank's broker. You can request a sale by calling Citibank at 1-800-569-4715, or in writing. For security reasons your telephone transactions will be recorded.

3. If you would like to sell your ADSs by telephone, you should note that Citibank limits such sales to an anticipated market value of no more than $100,000. This limitation is set to protect your account against unauthorized sales. If you wish to sell your ADSs that have an anticipated market value of more than $100,000, you are expected to submit your request in written form. In addition, any sale request within thirty (30) days of an address change to your account is expected to be submitted in written form. Citibank may, for any reason at its sole discretion and at any time, refuse to execute a transaction request submitted by telephone and in its place require written submission of such request.

4. In making a request to sell by telephone, you agree to the terms and conditions of the Direct Registration System (DRS) and agree that the authorization to sell constitutes an authorization to transfer the ADSs as necessary to complete the sale, including transferring ADSs to a nominee account of Citibank and to Citibank's broker. By making a request to sell by telephone, you further agree that your phone call request constitutes an effective and binding instruction on which Citibank may rely.

5. All ADSs that are subject to sales requests will be sold within five trading days from the date the request was received. Citibank will mail the proceeds of the sale directly to you, less all applicable sales order service fees and processing fees. The processing fees include any applicable brokerage commissions Citibank is required to pay. Sales requests received by 1:00 p.m., Eastern Time, on any trading day will be treated as received on that day. Sales requests received after 1:00 p.m., Eastern Time, will be treated as received on the next trading day. Sales requests received on a non-trading day will be deemed to have been received on the next trading day.

6. To maximize cost savings, Citibank will make every effort to sell orders in round lot transactions. For this purpose, it may combine one selling shareholder's order with those of others. Citibank's broker may be required by market conditions to execute more than one transaction in filling a given aggregate order for Citibank, and those trades may occur at different prices. In every case, the price to each selling ADS holder will be the weighted average sales price, net of Citibank service and processing fees, obtained by Citibank's broker for each aggregate order placed by Citibank.

7. Citibank will instruct its broker, which may be an affiliate of Citibank, to effect sales on any securities exchange where the Company's ADSs are traded, in the over-the-counter market, or by negotiated transactions, subject to such terms with respect to price, delivery, etc., as Citibank may agree. ADS holders may not direct the time or price at which ADSs may be sold by Citibank, or select the broker or dealer through whom sales are to be made.

8. For processing all sales instructions submitted by an ADS holder, Citibank will receive compensation according to its current fee schedule. The current sales order fee consists of a service fee of $15.00 per transaction and a processing fee of $0.12 per each whole ADS and fraction sold, which includes any applicable brokerage commissions Citibank is required to pay. The fees will be deducted from the proceeds of the sale. Fees are subject to change at any time and any ADS holder considering a sale should inquire about the applicable fees before requesting a sale. Any account with an uncertified U.S. Social Security Number or U.S. Taxpayer Identification Number will be subject to backup withholding.

9. The Tax Equity and Fiscal Responsibility Act of 1982 impose certain reporting obligations on brokers and other intermediaries. As a result, Citibank is required to report to the Internal Revenue Service and you any sale of ADSs made on your behalf.

10. The sale of ADSs through Citibank is not available to any shareholder who is considered an "affiliate" of the Company as that term is used in Rule 144 under the Securities Act of 1933.

11. No order by you to sell ADSs recently acquired will be accepted until Citibank has definitively posted the ADSs to your book-entry account.

12. Neither Citibank nor the issuer shall be liable in connection with Citibank's sales order processing through DRS for any act done in good faith or for any good faith omission to act including, without limitation, any claims for liability (1) arising out of processing an order subsequent to a ADS holder's death but prior to receipt of written notice of death from an appropriate fiduciary, and (2) with respect to the prices or times at which ADSs are sold for your account. Citibank will have no responsibility for the market value of ADSs in your book-entry account, and no liability for failed executions due to reasons beyond Citibank's control. Citibank shall not be liable for any loss or damage resulting from its inability to comply with these Terms and Conditions by reason of events beyond its reasonable control, including acts of war, terrorism, riots, civil emergencies, acts of God or nature, local or regional electrical or communications system breakdowns, or acts of civil or military authority. You agree to indemnify and hold harmless Citibank and its service providers from and against any loss or liability Citibank incurs (and all expenses reasonably incurred in defending against claims arising out of such losses or liabilities) for actions Citibank and its service providers take or omit in respect of your account (other than actions and omissions constituting willful misconduct or gross negligence of Citibank or its service providers). Neither Citibank nor the Company recommends any transaction. Decisions to sell ADSs are entirely under your control and subject to your own research and judgment.

13. The laws of the State of New York govern sales order processing by Citibank through the DRS.

14. Citibank reserves the right to amend or modify the provisions of these terms and conditions for Sales Order Processing at any time by mailing a copy of such amendment or modification (that may be included with other issuer mailings to you) to all ADS holders in the DRS.

                                                             CITIGROUP DRS 11/03